Exhibit 10.35

THE FRESH MARKET HOLDINGS, INC.

c/o Apollo Management VIII, L.P.

9 West 57th Street

New York, NY 10019

January 20, 2022

Carlos Clark

General Counsel

Re:    Stock Option

Dear Carlos:

We are pleased to inform you that we have made certain favorable changes to the stock option that was previously granted to you pursuant to the Stock Option Plan (the “Plan”) of The Fresh Market Holdings, Inc. (the “Company”). Specifically, your option to purchase 300,000 shares that was granted on December 14, 2020 (“Option”) has been modified as follows:

Effective immediately, the exercise price for each share subject to your Option will be reduced from $9.35 per share to $7.20 per share, which is the current fair market value of a share.

Except for these changes, your Option will remain in effect in accordance with its terms.

Sincerely,

THE FRESH MARKET HOLDINGS, INC.

Jason Potter, CEO